Exhibit 10.2

COMPANY CONFIDENTIAL

PLAN DOCUMENT

Fiscal Year 2017

Management Incentive Program

1.0	Summary

The Exar Corporation (the “Company”) Fiscal Year 2017 Management Incentive Program (the “Program”) is a stock based incentive program designed to motivate participants to achieve the Company’s financial, operational and strategic goals and to reward them for performance against those goals. Incentives granted under the Program are denominated in shares of the Company’s common stock and are subject to the attainment of Company performance goals as established by the Compensation Committee of the Board of Directors (the “Board”) for the fiscal year.

2.0	Eligibility

Participants are approved solely at the discretion of the Compensation Committee when acting on behalf of the full Board. All executive officers are eligible to be considered for participation. The CEO may recommend that additional employees of the Company and/or its subsidiaries participate in the Program, subject to the approval of the Compensation Committee.

Participation in the Program is established on an annual basis. Previous participants are not automatically included in subsequent years.

3.0	Change in Status

Participants who give notice of termination or who terminate employment, voluntarily or involuntarily, prior to the date of payout are not eligible for payment.

Employees who are on a Leave of Absence in excess of 60 calendar days during the Program year shall have their target award prorated by the amount of time actually worked plus 60 days.

4.0	Administration

The Compensation Committee is ultimately responsible for administering the Program, and has designated the Management Committee, consisting of the CEO, the CFO, and the Vice President of Human Resources to administer the Program, provided that the Compensation Committee shall make all determinations with respect to incentives granted to executive officers under the Program. The Compensation Committee, in its sole discretion, may amend or terminate a Final Share Award and/or the Program, or any part or element thereof, at any time and for any reason without prior notice.

5.0	Definitions

5.1       The Salary

The “Salary” is the annual base salary, as established at the start of the fiscal year, or at the time of Program entry, exclusive of bonuses, incentive payments or awards, auto allowance, or any such extras or perquisites over base pay.

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5.2       The Target Share Award

A participant’s “Target Share Award” is expressed as the total number of shares the participant is eligible to receive at 100% payout. The Target Share Award is calculated by multiplying the participant’s Salary by a pre-approved target incentive percentage and dividing the result by the closing value of Exar’s stock price as of the first trade date of the Program fiscal year (for FY17 the stock price is $5.24). Each participant’s Target Share Award is subject to further adjustment based on Company performance, length of service during the Plan year, and/or by the Compensation Committee upon the occurrence of a stock split, reorganization or other similar event affecting the Company’s common stock in accordance with the principles set forth in the terms of the Company’s Equity Incentive Plan.

5.3        Maximum Award

No participant may receive an award greater than 150% of the “Target Share Award”.

5.4       Target Pool Earned

At the end of the fiscal year, the Compensation Committee will determine the percentage of the target pool earned (“Target Pool Earned”) for all participants by assessing the Company’s performance against financial goals for revenue and non-GAAP operating income (EBIT), before cash profit sharing, as established by the Board of Directors. Funding of the Target Pool Earned will occur only if 90% of the revenue and 80% of EBIT, before cash profit sharing, are achieved.

5.5       Final Share Award

The final number of shares to be awarded to each participant shall be determined by multiplying the participant’s Target Share Award by the Target Pool Earned.

6.0        Other Program Provisions

6.1     Tax Withholding

Shares issued in respect of an award hereunder are subject to applicable taxes at the time of payment, and payment of such taxes is the responsibility of the participant. Subject to the terms of the Plans, upon any distribution of shares of the Company’s common stock in payment of an award hereunder, the Company may reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plans, to satisfy any withholding obligations of the Company or its subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates). In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of an award hereunder, the Company (or a subsidiary) shall be entitled to require a cash payment by or on behalf of the participant and/or to deduct from other compensation payable to the participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

6.2     Restrictions on Transfer

Neither the participant’s award hereunder, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.

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6.3     Termination of Employment

Notwithstanding any other provision herein, a participant must be employed with the Company or one of its subsidiaries on the date on which shares are issued in payment of awards under the Program to be eligible to receive payment with respect to his or her award. If a participant’s employment with the Company or a subsidiary terminates for any reason (whether voluntarily or involuntarily, due to his death or disability, or otherwise) prior to the payment date, the participant’s award under the Program will terminate and the participant will have no further rights with respect thereto or in respect thereof.

6.4     No Right to Continued Employment

Participation in the Program does not constitute a guarantee of employment or interfere in any way with the right of the Company (or any subsidiary) to terminate a participant’s employment or to change the participant’s compensation or other terms of employment at any time. There is no commitment or obligation on the part of the Company (or any subsidiary) to continue any incentive program (similar to the Program or otherwise) in any future fiscal year.

6.5     No Stockholder Rights

The participant shall have no rights as a stockholder of the Company, no dividend rights and no voting rights, with respect to his or her award hereunder and any shares underlying or issuable in respect of such award until such shares are actually issued to and held of record by the participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

6.6     Adjustments

The Compensation Committee may, in its sole discretion, adjust performance measures, performance goals, relative weights of the measures, and other provisions of the Plan to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances.

COMPANY CONFIDENTIAL